Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 16, 2007 is entered into between Micronetics, Inc., a Delaware corporation ( the “Company”), and David Robbins (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to enter into this Agreement, pursuant to which the Company will continue to employ the Executive and be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is willing to accept such continued employment on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Executive hereby agree as follows:

1. Employment, Duties and Acceptance.

a. Employment, Duties. The Company hereby employs the Executive for the Employment Period (as defined in Section 2 below), effective on the date hereof, as the President and Chief Executive Officer of the Company, subject to the supervision and direction of the Board of Directors of the Company (the “Board”). The Executive shall have such duties, responsibilities and authority as are customarily required of and given to a Chief Executive Officer and such other duties and responsibilities commensurate with such position as the Board shall reasonably determine from time to time. Such duties, responsibilities and authority shall include, without limitation, full executive responsibility for the management, operation, strategic direction, financial structure and overall conduct of the business of the Company and its subsidiaries and affiliates. The Executive shall report directly to the Board. Additionally, the Company shall use its reasonable best efforts at all times during the Employment Period to cause the Executive to be nominated to serve, and to be elected, as a Director of the Company.

b. Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Employment Period, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote all of the Executive’s business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. Notwithstanding the foregoing, however, nothing in this Agreement shall be construed as preventing the Executive from (i) serving as a Director of other corporations not competing with the Company in a manner that does not adversely affect his duties under this Agreement or (ii) engaging in religious, charitable or other community or nonprofit activities that do not impair his ability to fulfill his duties under this Agreement. The Executive further agrees to accept election, and to serve during all or any part of the Employment Period, as a Director and officer of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected or appointed to any such position by the Stockholders or Board of Directors of the Company, or of any subsidiary or affiliate, as the case may be.

c. Location. The Executive shall perform his duties primarily at the offices of the Company in the Hudson, New Hampshire area, as the Board may determine, subject to reasonable travel requirements outside of this area on behalf of the Company.

2. Employment Period.

The term of this Agreement shall commence effective as of, and retroactive to, July 1, 2007 (the “Commencement Date”) and shall terminate upon the termination of the Executive’s employment pursuant to the provisions of Section 4 hereof. The period between the Commencement Date and the date of termination of the Executive’s employment hereunder is hereinafter referred to as the “Employment Period”.

3. Compensation; Benefits.

a. Base Salary. The Company shall pay to the Executive for all services to be performed hereunder and performance of all of his obligations hereunder, including the Executive’s compliance with the covenants contained herein, an annual base salary (the “Base Salary”) of $200,000, payable in accordance with the Company’s normal salary payment schedule, as the same may be amended from time to time. Except as specifically provided herein, the Base Salary shall be the Executive’s total base compensation and is inclusive of compensation received or receivable by the Executive in respect of any other office or employment in, or service to, the Company. The Base Salary may be increased but not decreased at any time by the Board in its sole discretion.

b. Bonus.

(i)	In addition to the Base Salary described in Section 3(a) above, the Company shall pay to the Executive, in cash, a Bonus (the “Bonus”) in respect of each Bonus Determination Period (as hereinafter defined) during the Employment Period (subject, in the event of the termination of his employment, to the provisions of Section 4(e) hereof) in an amount equal to the sum of:

(A)	Three percent (3%) of the Income Before Taxes of the Company (as hereinafter defined) for each Bonus Determination Period; plus

(B)	Five Percent (5%) of the excess (if any) of the Income Before Taxes of the Company for each Bonus Determination Period over the Income Before Taxes of the Company for the same period in the immediately preceding fiscal year.

(ii)

For purposes of this Agreement, the term “Bonus Determination Period” shall mean (A) each full fiscal year of the Company during the Employment Period, commencing with the fiscal year beginning on April 1, 2007 and ending on March 31, 2008 (an “Annual Bonus Period”), (B) any period of less than a full fiscal year during the Employment Period, which period shall commence on the first day of the then current fiscal year and end on the last day of the calendar month immediately preceding the calendar month in which the date of termination of the Executive’s employment shall fall (the “Stub Period”), in respect to which period the Executive shall be entitled to receive a Bonus pursuant to the provisions of Sections 4(e)(v)(C) and 4(e)(vi)(C) of this Agreement following the termination of the Executive’s employment without cause or for “Good Reason” (as hereinafter defined) and (C) the period of six months ending on the last day of the calendar month immediately preceding the calendar month in which the date of termination of the Executive’s employment shall fall (the “Additional Stub Period”) in respect to which the Executive shall be entitled to receive an additional Bonus pursuant to the provisions of Sections 4(e)(v)(D) and 4(e)(vi)(D) of this Agreement following the termination of the Executive’s employment without cause or for “Good Reason” (as hereinafter defined).

(iii)	For purposes of this Agreement, the term “Income Before Taxes of the Company” for each full fiscal year of the Company during the Employment Period shall be the “income before provision for income taxes” of the Company as reflected on the Micronetics and Subsidiaries Consolidated Statements of Income contained in the Company’s Annual Report on Form 10KSB or Form 10K, as the case may be, determined in accordance with accounting principles generally accepted in the United States applied on a basis consistent with the manner in which such principles have theretofore been applied, adjusted to eliminate the effect of (A) gains and losses on acquisitions and dispositions of assets outside the ordinary course of business; (B) extraordinary items of income, gain, loss or expense (as so characterized by generally accepted accounting principles applied on a consistent basis); and (C) the accrual of any Bonus under this Agreement in respect of the Bonus Determination Period in question. For any Bonus Determination Period of less than a full fiscal year, the “Income Before Taxes of the Company” for such period shall be the “income before provision for income taxes” of the Company for such Bonus Determination Period, as so adjusted, determined upon the same basis and in the same manner as the determination of such amount for each full fiscal year of the Company. The calculation of the Income Before Taxes of the Company shall include, among other charges and expenses, appropriate deductions for stock compensation and interest expense.

(iv)	The determination of the Bonus for any Bonus Determination Period shall be made by the Chief Financial Officer of the Company (the “CFO”) and approved by the Compensation Committee of the Board (the “Compensation Committee”) as soon as may be practicable after the end of the applicable Bonus Determination Period but no later than ninety (90) days after the end of the Bonus Determination Period set forth in Section 3(b)(ii)(A) above, and no later than 45 days after the end of each of the Bonus Determination Periods set forth in Sections 3(b)(ii)(B) and 3(b)(ii)(C) above. Upon the approval of the applicable Bonus by the Compensation Committee, the CFO shall deliver a copy of such determination to the Executive and, absent manifest error, such determination shall be final and binding on the parties. Subject to Sections 4(e)(vi) and 4(e)(viii), the Bonus shall be payable by the Company in full within fifteen (15) days after a copy of the determination of the amount thereof has been delivered to the Executive.

(v)

To the extent the same shall not have been paid as of the date hereof, the Executive shall continue to be entitled to receive a bonus in respect of the Company’s fiscal year ended March 31, 2007, in accordance with the existing bonus program for the Executive previously agreed upon between the Company and the Executive for such fiscal year, which shall be calculated and paid in accordance with the provisions of such previously agreed upon bonus program, and the Executive will not be entitled to a Bonus in respect of such fiscal year pursuant to this Agreement.

c. Vacation. The Executive shall be entitled to four (4) weeks paid vacation during each fiscal year of the Company to be taken at such time or times as the Executive may reasonably determine, consistent with the needs of the Company. Any vacation time not taken during any fiscal year of the Company shall be forfeited and shall not be carried forward into the following fiscal year.

d. Fringe Benefits. During the Employment Period, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, sick leave, group medical insurance or other so-called “fringe” benefit plans which the Company provides to its employees generally, together with executive benefits for the Executive, as from time to time in effect for officers of the Company generally, subject in all respects to the terms, conditions and qualifications of such plans.

e. Options. All stock options previously granted to the Executive shall remain in full force and effect in accordance with their terms and this Agreement is not intended to modify any of such options in any respect. The Executive shall continue to be eligible to be awarded additional stock options, restricted stock and other equity and cash incentive awards under Company plans and other arrangements or agreements as shall be approved from time to time by the Board.

f. Reimbursement of Business Expenses. During the Employment Period, upon submission of proper invoices, receipts or other supporting documentation satisfactory to the Company, the Executive shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Executive on behalf of the Company in connection with the performance of services under this Agreement.

g. Car Allowance. During the Employment Period, the Company shall pay to the Executive a car allowance in the amount of $500.00 per month.

h. Legal Fees. The Company shall pay all reasonable attorneys’ fees incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement.

4. Employment Termination. The Executive’s employment shall terminate upon the following terms and conditions:

a. Death or Permanent Disability. If the Executive dies or becomes permanently disabled, the Executive’s employment shall terminate effective at the end of the calendar month during which his death occurs or when his disability is deemed to have become permanent. If the Executive is unable to substantially perform all of his normal duties for the Company in the usual and customary fashion because of illness or incapacity (whether physical or mental) for 90 or more days (whether or not consecutive) out of any 365 consecutive days, his disability shall be deemed to have become permanent.

b. Cause. If a majority of the members of the Board then in office votes to terminate the Executive’s employment for Cause, the Executive’s employment shall terminate and the Executive shall be removed from office effective on the date specified in the resolutions adopted by the Board to effect the termination of the Executive’s employment for Cause. For purposes of this Agreement, termination of the Executive’s employment shall be deemed for Cause only if such termination is the direct result of:

(i)	the Executive’s misappropriation of the Company’s funds or property, or fraud on the part of the Executive;

(ii)	the Executive’s conviction of, or plea of guilty or no contest to, any felony under the laws of the United States or any State or political subdivision thereof;

(iii)	a material breach of this Agreement by the Executive, provided that the Executive has first been given written notice describing such breach in reasonable detail, and within thirty (30) days he has not remedied the same;

(iv)	The Executive uses illegal drugs or chronically abuses legal drugs or alcohol or conducts business under the undue influence of drugs or alcohol or his abuse of drugs or alcohol adversely affects his ability to perform his duties, which the Executive shall not have cured after reasonable notice and a reasonable opportunity to cure;

(v)	The Executive’s engaging in an act of sexual harassment or discrimination prohibited by the laws of the United States or a state in which the Company’s offices are located or in which the Company conducts business, or any other conduct taken or omitted in bad faith which is significantly detrimental to the Company;

(vi)	any determination by the Securities and Exchange Commission, or any other regulatory agency or court, that the Executive has committed a violation of federal or state securities laws or regulations thereunder, or of the Sarbanes Oxley Act or regulations thereunder.

(vii)	any other action or omission constituting gross negligence or willful misconduct by the Executive, in the performance of his duties hereunder.

c. Good Reason Employment Termination. The Executive may terminate his employment for Good Reason at any time during the Employment Period by written notice to the Company given not more than fifteen (15) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than fifteen (15) days after the date it is given. Except for the termination by the Executive of his employment pursuant to the provisions of Section 4(c)(vi) below (as to which the Company shall not have the right to cure or dispute the Executive’s reasons therefor), the Company shall have thirty (30) days from the receipt of such notice within which to cure or dispute in good faith the reasons set forth in such notice. If not timely cured or disputed in good faith, termination by the Executive of his employment for Good Reason shall be treated as termination by the Company without Cause.

For purposes of this Agreement, “Good Reason” shall mean and include any of the following:

(i)	the assignment to the Executive of any duties inconsistent with the Executive’s position (including status), authority or material responsibilities; or the removal, or a reduction in the nature or scope, of the Executive’s authority, duties, powers or material responsibilities;

(ii)	a reduction in the Executive’s offices or titles, a failure to elect the Executive to any positions, including as a member of the Board, held by the Executive on the date hereof; or the interposition of any committee, group or person in the Company’s reporting structure such that the Executive ceases to report directly and solely to the Board;

(iii)	a reduction in the Executive’s Base Salary or a reduction or elimination of any other material element of the Executive’s compensation as in effect on the date hereof (it being agreed that a reduction in the amount of the Executive’s bonus as a result of any reduction in the Company’s Income Before Taxes below that of any prior corresponding Bonus Determination Period shall not constitute such a reduction of any other material element of the Executive’s compensation);

(iv)	a reduction in the Executive’s “fringe” benefits of the type described in Section 3(d) as in effect on the date hereof, except for such a reduction as shall be generally applicable to substantially all of the Company’s senior executives;

(v)	the failure by the Company to make any payment required to be paid to the Executive hereunder or to comply with any of the other material provisions of this Agreement; and

(vi)	the occurrence of a Change in Control of the Company within the prior one hundred eighty (180) days.

For purposes of this Agreement, a “Change of Control” shall mean and include any of the following:

(i)	a merger or consolidation of the Company with or into any other corporation or other business entity (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board (“Voting Stock”) of the surviving corporation);

(ii)	a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

(iii)	the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person or group of persons to 50% or more of the combined voting power of such Voting Stock;

(iv)	a change in the composition of the Board following a tender offer or proxy contest, as a result of which persons who, immediately prior to such tender offer or proxy contest, constituted the Board shall cease to constitute at least a majority of the members of the Board; and

(v)	any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary).

d. Employment Termination Without Cause or Good Reason. The Company may terminate the Executive’s employment under this Agreement without Cause at any time during the Employment Period by ten (10) days’ advance written notice to the Executive. The Executive may terminate the Executive’s employment under this Agreement without Good Reason at any time during the Employment Period by sixty (60) days’ advance written notice to the Board.

e. Employment Termination Payments, Etc. In the event that the Executive’s employment terminates under the circumstances described herein, the Executive shall be entitled to receive, subject to applicable withholding taxes, the following amounts:

(i)	Upon a termination of employment due to the Executive’s death pursuant to Section 4(a) hereof, the Executive’s estate shall be entitled to such benefits as are provided pursuant to Section 3(d) hereof for a period of six months from the date of death.

(ii)	Upon a termination of employment due to the Executive’s permanent disability pursuant to Section 4(a) hereof, (A) the Company shall pay to the Executive a lump sum equal to the Executive’s Base Salary (including Base Salary increases provided for in this Agreement) for a period of six months (less any amounts of disability income which shall be paid or which shall be payable to the Executive within such six months period pursuant to any disability insurance policy maintained by the Company) not earlier than the first to occur of (a) the expiration of six months and one day following the date of termination, or (b) the death of the Executive following the date of termination, nor later than fifteen days following the first to occur of either of such events. Any such payments provided to be paid to the Executive in this Section 4(e)(ii)(A) shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination, from the date of termination to the date of payment; and (B) the Company shall continue to provide to the Executive such other benefits as are provided pursuant to Sections 3(d) hereof for a period of six months from the date of termination.

(iii)	In addition to the amounts set forth in (i) and (ii) above, if the Executive’s employment is terminated by reason of the Executive’s death or disability during the Employment Period, the Executive or his estate shall be entitled to payment of the (A) any Base Salary through the date of termination payable in accordance with Section 3(a) hereof, (B) any earned Bonus for any completed Annual Bonus Period that theretofore had not been paid, and (C) any other compensation (not including any Bonus in respect of any Stub Period or Additional Stub Period) earned through the date of termination but not yet paid or delivered to the Executive (“Accrued Obligations”), which shall be paid or made to the Executive or his estate or beneficiary, as applicable.

(iv)	Upon a termination of employment by the Company for Cause pursuant to Section 4(b) hereof, the Executive shall receive only the Base Salary through the date of such termination, payable in accordance with Section 3(a) hereof, and no more. The Executive shall not be entitled to be paid any Bonus with respect to any Bonus Determination Period as to which the Executive shall not have been paid a Bonus prior to the date of such termination.

(v)	Upon a termination of employment during the Employment Period by the Company without Cause, the Employment Period shall terminate on the date of such termination and the Company’s remaining obligations to the Executive shall be as follows: (A) payment to the Executive of all Accrued Obligations, (B) payment to the Executive of a lump sum equal to the Executive’s Base Salary (including Base Salary increases provided for in this Agreement) for a period of six months; (C) payment to the Executive of a Bonus for the Stub Period; and (D) payment to the Executive of a Bonus for the Additional Stub Period. Subject to the provisions of Section 4(e)(viii) hereof, payment of the amounts provided to be paid to the Executive in clauses (A) and (B) of this Section 4(e)(v) shall be made within thirty (30) days of the date of termination, and payment of the amounts provided to be paid to the Executive in clauses (C) and (D) of this Section 4(e)(v) shall be made within the periods set forth in Section 3(b)(iv) hereof. In addition, the Company shall maintain in effect for the Executive (and the Executive’s spouse and/or dependent children), for a period of six months following the date of termination, the fringe benefits provided for in Section 3(d) hereof; provided, however, that the Company shall not be required to continue the Executive’s group medical benefits for any period during which the Executive is receiving substantially similar benefits from any subsequent employer at no cost to the Executive.

(vi)	Upon a termination of employment during the Employment Period by the Executive for Good Reason, the Employment Period shall terminate on the date of such termination and the Company’s remaining obligations to the Executive shall be as follows: (A) payment to the Executive of all Accrued Obligations, (B) payment to the Executive of a lump sum equal to the Executive’s Base Salary (including Base Salary increases provided for in this Agreement) for a period of six months; (C) payment to the Executive of a Bonus for the Stub Period; and (D) payment to the Executive of a Bonus for the Additional Stub Period. Payment of the amount provided to be paid to the Executive in clause (A) of this Section 4(e)(v) shall be made within thirty (30) days of the date of termination. Payment of the amounts provided to be paid to the Executive in clauses (B), (C) and (D) of this Section 4(e)(vi) shall be made not earlier than the first to occur of (a) the expiration of six months and one day following the date of termination, or (b) the death of the Executive following the date of termination, nor later than fifteen days following the first to occur of either of such events. Any such payments provided to be paid to the Executive in clauses (B), (C) and (D) of this Section 4(e)(vi) shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination, from the date of termination to the date of payment. In addition, the Company shall maintain in effect for the Executive (and the Executive’s spouse and/or dependent children), for a period of six months following the date of termination, the fringe benefits provided for in Section 3(d) hereof; provided, however, that the Company shall not be required to continue the Executive’s group medical benefits for any period during which the Executive is receiving substantially similar benefits from any subsequent employer at no cost to the Executive.

(vii)	Upon a voluntary termination of employment by the Executive for any reason other than Good Reason pursuant to Section 4(d) hereof, the Executive shall only receive the Base Salary through the date of such termination, payable in accordance with Section 3(a) hereof, and no more. The Executive shall not be entitled to be paid any Bonus with respect to any Bonus Determination Period as to which the Executive shall not have been paid a Bonus prior to the date of such termination.

(viii)	Notwithstanding the foregoing provisions of this Section 4(e), if any amount provided to be paid to the Executive pursuant to the foregoing provisions of this Section 4(e) will be “nonqualified deferred compensation” subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, the payment of such amount shall be made not earlier than the first to occur of (a) the expiration of six months and one day following the date of termination, or (b) the death of the Executive following the date of termination, nor later than fifteen days following the first to occur of either of such events. Any such payments which shall be deferred pursuant to the provisions of the preceding sentence shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination, from the date of termination to the date of payment.

f. No Mitigation; Offset. In the event of any termination of employment by the Company without Cause or by the Executive for Good Reason, the Executive shall be under no obligation to seek other employment.

5. Protection of Confidential Information; Non-Competition.

a. Confidentiality. In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with confidential affairs, information and plans for future developments of the Company not readily available to the public, as well as access to certain trade secrets pertaining to the business of the Company, all of which the Executive acknowledges are proprietary to and the exclusive property of the Company, the Executive agrees:

(i)	To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, “know how”, trade secrets, unpatented inventions, technology, software, clinical trials, test results, policies, operational methods, technical processes, formulae, inventions, research projects, evaluations, reports, business plans, marketing plans, financial information, customer lists, and supplier lists, the lists and identities of employees of and consultants to the Company and other business affairs of the Company, learned by the Executive including, but not limited to, any confidential information concerning any of the financial arrangements, financial positions, competitive status, customer or suppliers matters, internal organizational matters, technical capabilities, or other business affairs of or relating to the Company (collectively, “Confidential Information”) known to or learned by the Executive hereafter and, except to the minimum extent required by law or legal process, and not to disclose or use such Confidential Information to or for the benefit of anyone other than the executives, consultants and representatives of the Company on a “need to know” basis, either during or after termination of the Executive’s employment with the Company, for any reason, except in the course of performing the Executive’s duties hereunder or with the Company’s express written consent; and

(ii)	To deliver promptly to the Company on termination of the Executive’s employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents, and all copies thereof, including computer programs, discs, software, firmware, etc., relating to the Company’s business, operations and financial condition, and all property associated therewith, which the Executive may then possess or have under the Executive’s control.

b. Covenants Not to Compete.

(i)	The Executive covenants to and with the Company that during employment by the Company and for the period of time following the termination of employment specified below, for any reason, the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, or co-partner, or in any other individual or representative capacity:

(A)	for one year following termination of employment engage in or carry on any business which is in direct competition with the business of the Company or any of its subsidiaries or affiliates (“Business”) in the Territory (as hereinafter defined). Nothing contained in this Section 5, whether express or implied, shall prevent the Executive from being a holder of two percent (2%) or less for the purposes of passive investment only of marketable securities then being quoted on a recognized national stock exchange or traded on the National Market System of the NASDAQ. Notwithstanding anything to the contrary contained in this Section 5, nothing contained in this Section 5 is intended, nor shall be deemed, to restrict the Executive from using his free time to continue or otherwise engage in charitable and other not for profit professional activities. “Territory” shall mean the United States of America or any place else worldwide in which any aspect of the Business is then conducted, or in which the Company’s products are distributed, marketed or sold;

(B)	for one year following termination of employment, solicit any past, present or future customers of the Company or any of its subsidiaries or affiliates (“Customers”) for business in any way relating to any aspect of the Business;

(C)	for one year following termination of employment, request, directly or indirectly, that any Customers or other persons sharing a business relationship with the Company or any of its affiliates, curtail or cancel their business with the Company or any of its affiliates, or otherwise take action which might be to the disadvantage of the Company or any of its subsidiaries or affiliates; or

(D)	for one year following termination of employment, induce or actively attempt to influence any other employee or consultant of the Company or any of its affiliates to terminate such other employee’s or consultant’s employment or consultancy with the Company or any of its subsidiaries or affiliates, or employ, retain, or offer employment or a consultancy to any such other employee or consultant.

(ii)	If the Executive violates any of the restrictions contained in Section 5(b) hereof, the restrictive period provided for in such Section shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the Executive to the satisfaction of the Company.

(iii)	The Executive acknowledges that the foregoing restrictions are reasonable under the circumstances of his employment and the Business and will not prevent him from earning a living.

(iv)	Notwithstanding any provision of this Agreement to the contrary, all of the restrictions contained in this Section 5(b) shall terminate without notice in the event that the Company liquidates in connection with a bankruptcy or other insolvency proceeding or ceases to operate as an ongoing business entity.

c. Remedies. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5(a) or 5(b) hereof, the Company shall have the following rights and remedies:

(i)	The Executive understands and agrees that the Company shall suffer irreparable harm in the event that the Executive breaches any of the Executive’s obligations under Sections 5(a) and 5(b) of this Agreement and that monetary damages shall be inadequate to compensate the Company for such breach. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach by the Executive.

(ii)	The Company shall be entitled to seek all other monetary damages to which it is entitled under the law in connection with any transactions constituting a breach of any of the provisions of Sections 5(a) or 5(b). Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(iii)	If any of the covenants contained in Sections 5(a) or 5(b), or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions, to the maximum extent possible to carry out the intent of the parties.

(iv)	If any of the covenants contained in Sections 5(a) or 5(b), or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

(v)

In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5(a) and 5(b) or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the

Company, all expenses (including reasonable attorneys’ fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive.

d. Representation of Executive. The Executive represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including, but not limited to agreements related to previous employment containing confidentiality or non-compete covenants, which in the future may have a possibility of adversely affecting the business of the Company or its subsidiaries or affiliates or the performance by the Executive of his duties under this Agreement.

6. Inventions and Patents.

a. Covered Inventions. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, of any type nature, description or purpose, the extent that same relate to the Business, whether patentable or not, conceived, developed, invented or made or improved by him prior to or during the Employment Period, (collectively, “Covered Inventions”), whether during or outside normal business hours, whether or not on the Company’s premises, whether or not requested or financed by the Company, shall immediately be communicated by the Executive to the Company and shall belong to the Company. The Executive does hereby assign all Covered Inventions, including all goodwill associated therewith, to the Company. The Executive shall further (a) promptly disclose such Covered Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Covered Inventions for the United States and foreign countries; and (c) sign all papers necessary to carry out the foregoing. If any Covered Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within one (1) year after the termination of the Executive’s engagement, it is to be presumed that the Invention was conceived or made during the Employment Period.

b. Execution of Documents. The Executive shall at any time, whether during or after the term of this Agreement, at the request of the Company, execute all documents and do all acts and things as the Company may reasonably request, at the Company’s sole expense, in connection with the obtaining of Patents in the United States of America or elsewhere for Covered Inventions on behalf of the Company.

7. Intellectual Property. The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all inventions, materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create during the Employment Period related to the Business, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever. The Executive does hereby assign all such properties described in the preceding sentence, including all goodwill associated therewith, to the Company. The Executive shall, at the request of the Company, execute such confirmatory assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8. Certain Additional Payments by the Company.

a. Gross-Up Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, to or for the benefit of the Executive, whether made under this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by either or both of Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (an “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a

“Gross-Up Payment”) in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payment and any U. S. federal, Massachusetts, and local income or payroll tax upon the Gross-up Payment, but before deduction for any U.S. federal, state, and local income or payroll tax on the Payment, shall be equal to the Payment. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable marginal rate of federal, Massachusetts or local income taxation for the calendar year in which the Gross-Up Payment is to be made.

b. Determinations. All determinations required to be made under this Section 8, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the CFO and approved by the Compensation Committee. Upon such approval, the CFO shall provide detailed supporting calculations to the Executive within thirty (30) days of the event giving rise to the Payment, if applicable. The Gross-Up Payment, if any, as determined pursuant to this Section 8(b), shall be paid to the Executive within ten (10) days of the approval of the determination thereof by the Compensation Committee. Any determination approved by the Compensation Committee shall, except in the case of manifest error, be binding upon the Company and the Executive. If subsequent final determinations of the Excise Tax made by the Internal Revenue Service give rise to additional Excise Tax, then additional Gross-Up Payments shall be made by the Company to the Executive within ten (10) days after notice is received by the Company of such final determination.

c. Notice of Claims. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear all costs and expenses incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax imposed as a result of such contest or representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest. The Company may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.

9. General.

a. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission with confirmation, overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to: Chief Financial Officer Micronetics, Inc. 28 Hampshire Drive Hudson, NH 03051 Tel: 603-883-2900 Fax: 603-882-8987	If to the Executive, to: David Robbins Micronetics, Inc. 28 Hampshire Drive Hudson, NH 03051 Tel: 603-883-2900 Fax: 603-882-8987

With a copy to: Lea B. Pendleton, Esq. Morse, Barnes-Brown & Pendleton, P.C. Reservoir Place 1601 Trapelo Road Waltham, MA 02451 Tel: 781-622-5930 Fax: 781-622-5933	With a copy to:

b. Governing Law; Arbitration. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Hampshire applicable to agreements made and to be performed entirely in New Hampshire. If a dispute arises between the parties respecting the terms of this Agreement or the Executive’s employment with the Company, including, without limitation, any dispute with respect to the validity of this Agreement or of this arbitration clause (but excluding any dispute referenced in Section 5(c) or Section 8(b), which shall be resolved pursuant to the terms of such Sections), such dispute shall be finally resolved by binding arbitration as follows. Either party may require that the dispute be submitted to binding arbitration, and in such event the dispute shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. If a matter is submitted to arbitration, each of the parties shall choose one arbitrator. The arbitrators selected by the two parties shall choose a third arbitrator who shall act as chairman and shall be an attorney and member of the panel of the American Arbitration Association. Each party shall agree to a speedy hearing upon the matter in dispute and the judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Hudson, New Hampshire.

c. Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

d. Entire Agreement. This Agreement may be executed by facsimile signatures in one or more counterparts, each of which shall be deemed an original. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

e. Assignment; Binding Agreement. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder to a third party which shall acquire or succeed to substantially all of the business and assets of the Company in connection with a Change of Control of the Company. This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns.

f. Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

g. Survival. The provisions of this Agreement shall survive the termination of the Executive’s employment hereunder and shall remain in force and effect until all obligations of the parties hereto to one another shall be carried out as contemplated herein.

h. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

i. Headings. The Section and subsection headings used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

MICRONETICS, INC.

By:	/s/ Diane Bourque
Name:	Diane Bourque
Title:	Chief Financial Officer

THE EXECUTIVE:

/s/ David Robbins
David Robbins